UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2014

AMICUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Restricted Stock Unit Deferral Plan

The Board of Directors (the “Directors”) of Amicus Therapeutics, Inc. (the “Company”), upon the recommendation of the Company’s Compensation Committee (the “Committee”), reviewed and approved the Company’s Restricted Stock Unit Deferral Plan (the “Deferred Compensation Plan”) on April 8, 2014, which provides selected employees (the “Participants”) with an opportunity to defer receipt of restricted stock units, including the awards described below. The Deferred Compensation Plan provides Participants an election to defer the receipt of shares of the Company’s common stock (the “Common Stock”) upon the vesting (a “Vesting Date”) of restricted stock units in accordance with the terms of the Deferred Compensation Plan.

The Directors adopted the Deferred Compensation Plan to encourage the holding of the Company’s Common Stock by eligible employees (the “Participants”) and to provide each Participant with an opportunity to defer taxation generally applicable to such awards upon delivery.  The Deferred Compensation Plan is administered by the Committee and, pursuant to the Committee’s decision, all of the Company’s named executive officers that are receiving awards (as set forth below) are Participants in the Deferred Compensation Plan as of April 10, 2014.

After a deferral election is made, upon the occurrence of a Vesting Date, Participants’ accounts are credited with the deferred restricted stock units.  The Participant’s account is treated as if the shares of Common Stock associated with the restricted stock units otherwise deliverable on the Vesting Date were invested in hypothetical shares of Common Stock, and all subsequent dividends and other distributions paid with respect to Common Stock are credited to the account.  Generally, Participants may elect to re-defer receipt of any previously deferred shares of Common Stock for an additional period if the election to defer receipt is made at least 12 months before the year in which the shares would otherwise be delivered.

A Participant will receive distributions of the shares represented by the deferred restricted stock units held in the Participant’s account unless the Committee elects to pay the Participant the fair market value of such deferred restricted stock units in cash.  The undistributed balance of a Participant’s account is also immediately payable as a lump sum following a Participant’s death, disability or upon such Participant’s separation of service from the Company.

All amounts deferred under the Deferred Compensation Plan will continue for all purposes to be a part of the general funds of the Company and the Participants will be general creditors of the Company with respect to the amounts deferred.

The foregoing summary of the Deferred Compensation Plan is qualified in its entirety by reference to the Deferred Compensation Plan, which is included as Exhibit 10.1 to this current report on Form 8-K.

Grant of Restricted Stock Units

On April 10, 2014, the Committee, as administrator of the Amended and Restated Amicus Therapeutics, Inc. 2007 Equity Incentive Plan (the “Equity Plan”), granted to certain employees of the Company, including certain of the Company’s named executive officers, restricted stock units under the Equity Plan.  Pursuant to the Equity Plan, a restricted stock unit generally provides a grantee with the opportunity to receive a share of Common Stock upon the satisfaction of time or other vesting conditions applicable to the award.  The number of restricted stock units and the approximate grant date fair value of the award to each such named executive officer is set forth below.

Named Executive Officer	Number of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units
William D. Baird, III	100,000	$215,000
Bradley L. Campbell	100,000	$215,000
Daphne Quimi	50,000	$107,500

Vesting of the restricted stock units is subject to such named executive officer’s continuous service with the Company through the applicable vesting date.  Fifty percent (50%) of the restricted stock units vest on May 10, 2015 and the remaining fifty percent (50%) vest on December 3, 2015.  If such named executive officer dies, becomes disabled, or there occurs a change in control of the Company during such named executive officer’s service with the Company, the restricted stock units become fully vested.  Otherwise, upon such named executive officer’s cessation of employment for any other reason, any unvested restricted stock units will immediately and automatically be forfeited.  Upon the vesting of a restricted stock unit, the Company, subject to any deferral election described above, would deliver to such named executive officer a share of the Company’s Common Stock.

The foregoing summary of the restricted stock units is qualified in its entirety by reference to the form of Award Agreement for the restricted stock units, which is included as Exhibit 10.2 to this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Amicus Therapeutics, Inc. Restricted Stock Unit Deferral Plan
10.2	Form of Restricted Stock Unit Award Agreement under the Amended and Restated 2007 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.

Date: April 10, 2014	By:	/s/ WILLIAM D. BAIRD III
	Name:	William D. Baird III
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amicus Therapeutics, Inc. Restricted Stock Unit Deferral Plan
10.2	Form of Restricted Stock Unit Award Agreement under the Amended and Restated 2007 Equity Incentive Plan